EXHIBIT 21.1

DUFF & PHELPS CORPORATION AND SUBSIDIARIES

LIST OF SUBSIDIARIES

AS OF DECEMBER 31, 2008

Corporate Name	Jurisdiction of Incorporation

Chanin & Company, LLC	California

Chanin Advisors, LLC	Delaware

Chanin Capital Partners, LLC	California

D&P Netherlands Holdings, LLC	Delaware

Duff & Phelps (H.K.) Holdings Limited	Hong Kong SAR

Duff & Phelps Acquisitions, LLC	Delaware

Duff & Phelps B.V.	The Netherlands

Duff & Phelps Equity, LLC	Delaware

Duff & Phelps Financial Advisory (Shanghai) Limited Co.	People’s Republic of China

Duff & Phelps GmbH	Germany

Duff & Phelps K.K.	Japan

Duff & Phelps Ltd.	England and Wales

Duff & Phelps Schweiz GmbH	Switzerland

Duff & Phelps Securities Ltd.	England and Wales

Duff & Phelps Securities, LLC	Delaware

Duff & Phelps WTS, LLC	New Jersey

Duff & Phelps, LLC	Delaware

Duff & Phelps, SAS	France

Rash & Associates, L.P.	Texas

Rash Acquisition GP, LLC	Delaware